Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Contact:	Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE	INTERNET: http://news.walgreens.com

WALGREEN CO. REPORTS 5.2 PERCENT EARNINGS INCREASE
AND RECORD SALES IN SECOND QUARTER 2008

•	Diluted earnings per share increase to 69 cents
•	Total sales in quarter increase 10.5 percent; comparable store sales up 4.7 percent
•	Expense control continues
•	Company today announces exclusive, multi-year contract to provide specialty pharmacy service to Prime Therapeutics

DEERFIELD, Ill., March 24, 2008 – Walgreens (NYSE, NASDAQ: WAG) today announced record sales and earnings for the fiscal year 2008 second quarter and first half.
Net earnings for the quarter ended Feb. 29 were up 5.2 percent to $686 million or 69 cents per share (diluted), from $652 million or 65 cents per share (diluted) in the same quarter a year ago. This year’s results benefited from one extra day versus last year because of leap year.
First half net earnings climbed 5.3 percent to $1.14 billion or $1.15 per share (diluted) versus last year’s $1.08 billion or $1.07 per share (diluted).Sales increased 10.5 percent to a record $15.4 billion for the second quarter and 10.4 percent to $29.4 billion for the first half. Total sales in comparable stores (those open more than a year) were up 4.7 percent in the quarter, while front-end comparable drugstore sales rose 4.0 percent in the quarter.
For the most recently reported 52-week period, ending Dec. 29, 2007, Walgreens increased its market share in 58 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.

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Prescription sales, which accounted for 62.8 percent of sales in the quarter, climbed 11.1 percent. Prescription sales in comparable stores rose 5.2 percent in the quarter, while the number of prescriptions filled in comparable stores increased 3.6 percent. That compares to a 2.3 percent increase in total U.S. retail prescription volume during the same period, according to IMS Health.

Expense controls continue
“Our employees across the country did a great job of controlling costs to counter tough comparisons faced with the year-ago quarter,” said Walgreens Chairman and CEO Jeffrey A. Rein. “While sales softened in this challenging economy, we continue to execute and deliver.”
Selling, general and administrative expense dollars in the current quarter increased 11.0 percent over the year-ago period – slower than the 14.3 percent increase in last year’s quarter. The improvement primarily resulted from a decrease in the rate of store salary growth, as well as lower legal and insurance expenses. Partially offsetting these improvements were higher non-payroll store level expenses.
As a percent to sales, SG&A expenses increased 11 basis points versus the year-ago quarter to 21.75.
The quarter’s expenses also were impacted by 121 new store openings, 41 more than during last year’s quarter. In the first half of the fiscal year, Walgreens opened a record 290 new stores, compared to 223 in the comparable period a year ago, with a net gain of 240 stores after relocations and closings. Walgreens is on track to open 550 new drugstores this year, with a net increase of more than 475.
“As we grow our company and focus on expenses, we continue to provide the high service levels needed to increase sales,” said President Greg Wasson. “Store-level complaints continue to trend down. And we’re providing the services needed to draw more customers, such as more 24-hour stores than all of our competitors combined, printer cartridge refills in more than 4,500 stores by the end of this calendar year, and our recently announced addition of DHL shipping services, which will be virtually chainwide by the end of December.”

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Meanwhile, gross profit dollars increased 9.9 percent in the quarter, slower than the year-ago quarter’s 16.7 percent increase that was aided by blockbuster generic drug introductions. Gross profit margins decreased 14 basis points versus the year-ago quarter to 28.82. Margins for the front-end decreased as a result of a shift in sales mix to lower margin items. Softer seasonal sales in December and digital photo promotions also reduced front-end margins. An overall sales shift toward the pharmacy business, which carries lower margins than front-end merchandise, also had an impact. Pharmacy margins overall increased with the growth in generic drug sales.
Walgreens LIFO inflation index in the quarter remained unchanged from the first quarter. A year ago, the company lowered its LIFO inflation index in the second quarter by 50 basis points, resulting in a LIFO provision of $13.4 million last year versus a provision of $30.6 million in this year’s quarter.

New contract grows specialty pharmacy business
Walgreens continued implementing its strategy of growth and extension of pharmacy services during the second quarter and with two moves in March. Today, the company announced it reached an agreement to be the exclusive specialty pharmacy provider for Prime Therapeutics. Under Prime’s program, Walgreens will serve the specialty pharmacy users among more than 20 million health plan members. Walgreens will provide service through Medmark, A Walgreens Specialty Pharmacy. Prime Therapeutics, based in St. Paul, Minn., is a pharmacy benefit manager (PBM) collectively owned by 10 Blue Cross Blue Shield Plans, subsidiaries or affiliates of those Plans.
“We believe our independence as a pharmacy services provider unattached to a major PBM helped us win Prime’s business,” said Wasson. “It’s just one example of the tremendous opportunities we’re pursuing across specialty pharmacy, long-term care, mail service pharmacy and health care access points beyond traditional pharmacy.”
Last week, Walgreens announced it was acquiring I-trax, Inc. and Whole Health Management, two leading providers of worksite health centers. With 146 Take Care Health Clinics, Walgreens will manage more than 500 retail clinics and health centers when the transactions close. These sites will allow large-company employees, health plan members and their dependents to seamlessly access quality, affordable and convenient health care at work or near their homes.

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Wasson said, “These worksite health centers also will enhance our relationships with employers and health plans. We’ll work with any health care plan to offer the best overall pharmacy care for its members, which closely aligns us with the objectives of employers.”

Core retail growth accelerates
In addition to new store openings, Walgreens aggressively pursued store growth with its announced acquisition of 20 Farmacias El Amal drugstore locations in Puerto Rico, pharmacy file buyouts of 27 Rite Aid stores in the Las Vegas area and the buyouts of 43 other pharmacies around the country.
“Pharmacy file buyouts bring more business into new and existing locations while, in many cases, adding experienced pharmacy staff to our stores with strong local ties and established patient relationships,” said Rein.
At Feb. 29, Walgreens operated 6,237 stores in 49 states and Puerto Rico. Walgreens plans to operate more than 7,000 stores in 2010 and sees long-term potential for approximately 13,000 stores in the U.S.
Walgreens will hold a one-hour conference call to discuss the quarter’s results beginning at 8:30 a.m. eastern time today, March 24. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call.
The replay also will be available via phone from 11:30 a.m. eastern time, March 24, through March 31. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 4234771.
This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Net sales	$15,393.6	$13,933.7	$29,421.5	$26,642.2

Cost of sales (1)	10,957.4	9,897.9	21,071.6	19,030.8

Gross profit	4,436.2	4,035.8	8,349.9	7,611.4

Selling, general and administrative expenses	3,348.0	3,015.3	6,533.9	5,919.0

Interest (expense) income, net	(2.5)	10.2	(2.1)	20.8

Earnings before income tax provision	1,085.7	1,030.7	1,813.9	1,713.2
Income tax provision	399.8	378.8	672.5	629.6
Net earnings	$685.9	$651.9	$1,141.4	$1,083.6
Net earnings per common share:
Basic	$.69	$.65	$1.15	$1.08
Diluted	$.69	$.65	$1.15	$1.07

Dividends declared	$.0950	$.0775	$.1900	$.1550

Average shares outstanding	991.1	999.6	991.2	1,002.7
Dilutive effect of stock options	3.9	7.6	5.6	7.9
Average shares outstanding assuming dilution	995.0	1,007.2	996.8	1,010.6

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.2	71.0	71.6	71.4

Gross margin	28.8	29.0	28.4	28.6

Selling, general and administrative expenses	21.7	21.6	22.2	22.2

Interest (expense) income, net	-	-	-	0.1

Earnings before income tax provision	7.1	7.4	6.2	6.5
Income tax provision	2.6	2.7	2.3	2.4
Net earnings	4.5%	4.7%	3.9%	4.1%

(1) Fiscal 2008 second quarter includes a LIFO provision of $30.6 million versus $13.4 million in the previous year. Fiscal 2008 six months includes a LIFO provision of $57.5 million versus $40.8 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	February 29,	February 28,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$255.3	$694.2
Short-term investments - available for sale	-	263.9
Accounts receivable, net	2,339.9	1,979.1
Inventories	7,327.7	6,531.3
Other current assets	220.3	225.4
Total Current Assets	10,143.2	9,693.9
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	8,941.4	7,451.7
Goodwill	1,079.3	167.6
Other non-current assets	584.4	355.7
Total Non-Current Assets	10,605.1	7,975.0
Total Assets	$20,748.3	$17,668.9
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$727.8	$-
Trade accounts payable	4,185.3	3,883.5
Accrued expenses and other liabilities	2,095.6	1,723.1
Income taxes	221.8	209.0
Total Current Liabilities	7,230.5	5,815.6
Non-Current Liabilities:
Deferred income taxes	77.7	87.3
Other non-current liabilities	1,376.8	1,199.7
Total Non-Current Liabilities	1,454.5	1,287.0

Shareholders' Equity	12,063.3	10,566.3

Total Liabilities and Shareholders' Equity	$20,748.3	$17,668.9

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Six Months Ended
	February 29,	February 28,
	2008	2007

Cash flows from operating activities:
Net earnings	$1,141.4	$1,083.6
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	396.9	318.7
Deferred income taxes	(105.8)	(45.8)
Stock compensation expense	44.6	49.8
Income tax savings from employee stock plans	0.7	3.3
Other	5.0	(0.7)
Changes in operating assets and liabilities -
Accounts receivable, net	(251.9)	81.7
Inventories	(498.4)	(480.9)
Other assets	0.1	(0.8)
Trade accounts payable	452.0	58.3
Accrued expenses and other liabilities	(70.4)	25.8
Income taxes	364.1	206.3
Other non-current liabilities	27.8	69.7
Net cash provided by operating activities	1,506.1	1,369.0

Cash flows from investing activities:
Purchases of short-term investments - available for sale	-	(4,170.0)
Proceeds from sale of short-term investments - available for sale	-	4,329.2
Additions to property and equipment	(1,042.9)	(818.0)
Proceeds from sale of assets	10.3	19.3
Business and intangible asset acquisitions, net of cash received	(89.7)	(46.3)
Net proceeds from corporate-owned life insurance policies	1.7	-
Net cash used for investing activities	(1,120.6)	(685.8)

Cash flows from financing activities:
Net proceeds from short-term borrowings	(122.2)	-
Payments of debt	(28.5)	-
Stock purchases	(147.7)	(673.1)
Proceeds related to employee stock plans	106.4	144.1
Cash dividends paid	(188.4)	(155.9)
Bank overdrafts	-	(213.9)
Other	(4.6)	(10.1)
Net cash used for financing activities	(385.0)	(908.9)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	0.5	(225.7)
Cash and cash equivalents at beginning of year	254.8	919.9
Cash and cash equivalents at end of period	$255.3	$694.2
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